THE SOUTH FINANCIAL GROUP                                102 South Main Street
                                                         Greenville, SC 29601
                                                         864.255.4919
NEWS RELEASE


DATE:             April 19, 2000

RELEASE TIME:     Immediate


                 SHAREHOLDERS APPROVE CAROLINA FIRST CORPORATION
               CORPORATE NAME CHANGE TO THE SOUTH FINANCIAL GROUP


GREENVILLE, SC - Carolina First Corporation (Nasdaq/NM:CAFC) today announced that the Company's shareholders approved the corporate name change to The South Financial Group, Inc. at the annual meeting of shareholders. The name change will be effective as of April 24, 2000, at which time the Company's common stock will begin trading under the new corporate trading symbol, "TSFG."

Mack I. Whittle,  Jr.,  President and Chief Executive Officer,  commented,  "The
South Financial Group more clearly reflects the strategic direction of our Company. Our new name captures our regional focus on fast-growing Southeastern markets. It also emphasizes our broad and evolving array of financial services. While we are changing our corporate name, our subsidiary bank names -- which are readily recognized and have significant franchise value -- will remain. The South Financial Group will operate Carolina First Bank in South Carolina, Citrus Bank in Florida, and Bank CaroLine on the Internet. Our shareholders, employees, and customers have expressed enthusiastic support for new corporate name and strategic focus."

In other formal business conducted at the meeting, shareholders elected four directors to new three-year terms expiring in 2003. Elected to three-year terms were M. Dexter Hagy; H. Earle Russell, Jr.; William R. Timmons, Jr.; and Samuel
H. Vickers. In addition, shareholders approved the Company's Amended and Restated Fortune 50 Plan and increased the shares available for issuance under the Company's Amended and Restated Stock Option Plan and the Company's Amended Common Stock Dividend Reinvestment Plan.

The South Financial Group, headquartered in Greenville, South Carolina, is a financial services company with $3.6 billion in total assets, 62 branch offices in South Carolina and 13 banking offices in northern and central Florida. It operates Carolina First Bank, the largest South Carolina-based commercial bank; Citrus Bank, a Florida banking subsidiary; Carolina First Mortgage Company, the second largest mortgage loan servicer in South Carolina; and Carolina First Bank, F.S.B., a savings bank which offers Bank CaroLine (an Internet bank). Other subsidiaries include a full service brokerage company, an automobile finance company and a small business investment company that invests principally in bank technology companies. Effective April 24th, The South Financial Group's common stock will trade on the Nasdaq National Market under the symbol TSFG. Carolina First's press releases are available by telefax at no charge by calling PR Newswire's Company News On-Call at 800-758-5804, extension 144553. Press releases along with additional information may also be found at The South Financial Group's web site: http://www.thesouthgroup.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

CONTACTS:
         William S. Hummers III, Executive Vice President, (864) 255-7913 Mary M. Gentry, Treasurer, (864) 255-4919



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